EXHIBIT 10.33

                          SHARE PURCHASE PLAN - DENMARK

The Share Purchase Plan - Denmark is not set forth in any formal document. The following is a written description of the plan.

Overview of the Plan.
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The plan enables employees to buy shares in The Coca-Cola Company, through regular saving. For every share the employee buy (maximum 3% of base salary), Coca-Cola Nordic Services (CCNS)/Coca-Cola Denmark (CCDK) will match. Furthermore, according to Danish Tax Law, the received shares are free of income tax and social security. The shares may not be withdrawn for 5 years.


Details of the Plan
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The employee is eligible to participate in the plan if the employee is a permanent employee and has completed 6 months of continuous service with The Coca-Cola Company. The employee cannot participate if he/she is no longer employed by CCNS/CCDK even if such employee is receiving severance payments.

The employee can decide to save 1%, 2% or 3% (maximum) of gross base salary. This amount is deducted monthly from the net pay (after tax), and is shown as a separate deduction on the payslip. CCNS/CCDK matches the employee contribution.

CCNS/CCDK holds the total sum of money and each quarter instructs Danske Invest (Danske Bank) to buy on the New York Stock Exchange the maximum number of whole shares possible using the money which CCNS/CCDK holds. Any balance remaining (which is insufficient to buy a whole share that quarter) is rolled forward and added in the next quarter to buy further shares.

CCNS/CCDK instructs Danske Bank to open a depository account (for the shares) for each employee and an account (for any remaining balance) for each employee. The employee receives dividends on all shares.

Danske Bank's fees for buying the shares are paid by CCNS/CCDK. The employee pays the fees as and when the employee sells the shares.

Taxation
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The plan is approved by the Tax Authorities and therefore the contribution from the CCNS/CCDK is free of tax. The employee needs to hold the shares for 5 years, and then the shares can either be sold or transferred to another account. Danske Bank automatically notifies the employee when the shares are released.

Termination
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The participation in the plan ends when the employee ends his or her employment with CCNS/CCDK. The shares in the depository account are owned by the employee.